 Filed Pursuant to Rule 424(B)(8) and 424(C)
File No. 333-248954

Utz Brands, Inc.

SUPPLEMENT NO. 6 TO

PROSPECTUS DATED OCTOBER 12, 2020

THE DATE OF THIS SUPPLEMENT IS JANUARY 19, 2021

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of Utz Brands, Inc. (the “Company”), dated October 12, 2020 (as amended or supplemented, the “Prospectus”). This Supplement No. 6 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 6. Except to the extent that the information in this Supplement No. 6 modifies or supersedes the information contained in the Prospectus, this Supplement No. 6 should be read, and will be delivered, with the Prospectus. This Supplement No. 6 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 6 is to update and supplement the information contained in the section of the Prospectus entitled “Selling Holders.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 29 of the Prospectus to read about factors you should consider before buying our Class A Common Stock and Warrants.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we intend to comply with reduced disclosure and regulatory requirements.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this Supplement No. 6 or the Prospectus. Any representation to the contrary is a criminal offense.

SELLING HOLDERS

The information in the table appearing under the heading “Selling Holders ― Shares of Class A Common Stock” in the Prospectus is supplemented and amended by the following information, which includes information with respect to Selling Holders not previously listed in the Prospectus and supersedes information with respect to the Selling Holders listed below as of the date of this Supplement No. 6. The following updated information supplements the information in such table, is based solely upon information provided to us by the Selling Holders and is accurate, to the best of our knowledge, as of January 19, 2021.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Roger K. Deromedi(2)	7,003,666	8.9	7,003,666	8.9	—	—
Craig D. Steeneck (3)	258,203	*	252,500	*	—	—

(1)	Based upon 76,102,357 shares of Class A Common Stock outstanding as of January 15, 2021, assuming the exercise of all Public Warrants and Forward Purchase Warrants prior to the redemption of any outstanding Public Warrants or Forward Purchase Warrants by the Company on January 14, 2021.

(2)	Represents (i) 4,050,333 shares of Class A Common Stock and Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011 (the “Revocable Trust”) and (2) 360,000 shares of Class A Common Stock held by the Roger K. Deromedi Irrevocable Generation Skipping Trust dated October 1, 2020, Sandra E. Deromedi, Trustee, FBO Sandra E. Deromedi (the “Irrevocable Trust”). Mr. Deromedi is the trustee of the Revocable Trust and has voting and dispositive power of the securities held by such entity and Mr. Deromedi’s spouse is the trustee of the Irrevocable Trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(3)	Represents 258,203 shares of Class A Common Stock. Mr. Steeneck is a member of the Company Board.

In addition the information in the table appearing under the heading “Selling Holders ― Warrants” in the Prospectus is supplemented and amended by the following information, which includes information with respect to Selling Holders not previously listed in the Prospectus and supersedes information with respect to the Selling Holders listed below as of the date of this Supplement No. 6. The following updated information supplements the information in such table, is based solely upon information provided to us by the Selling Holders and is accurate, to the best of our knowledge, as of January 19, 2021.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Roger K. Deromedi (2)	2,400,000	33.3	2,400,000	33.3	—	—
Craig D. Steeneck (3)	—	—	—	—	—	—

(1)	Based upon 7,200,000 Warrants outstanding as of January 15, 2021.

(2)	Represents, Private Placement Warrants to acquire up to 2,400,000 shares of Class A Common Stock held by the Roger K. Deromedi Revocable Trust Dated 2/11/2000 Amended and Restated 11/9/2011. Mr. Deromedi is the trustee of this trust and has voting and dispositive power of the securities held by such entity. Accordingly, Mr. Deromedi may be deemed to have or share beneficial ownership of such securities. Mr. Deromedi serves as Chairman of the Company Board and served as Co-Executive Chairman of Collier Creek until the Closing of the Business Combination.

(3)	Mr. Steeneck is a member of the Company Board.